Exhibit 10.2

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF

@VENTURES V, LLC

THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT of @Ventures V, LLC (the “LLC”) effective as of January 24, 2006, is by and among the persons named on Schedule A attached hereto, each of whom is designated as a Managing Member or an Associate Member.

WHEREAS, CMG @Ventures Capital Corp. formed the LLC as a limited liability company pursuant to the Delaware Limited Liability Company Act, by the filing, on May 14, 2004, in the Office of the Secretary of State of the State of Delaware, of a Certificate of Formation for the LLC (the “Certificate”); and

WHEREAS, on May 14, 2004, the Managing Member and certain Associate Members executed and delivered a Limited Liability Company Agreement dated as of May 14, 2004, which agreement has been amended through the date hereof by one amendment thereto (as amended to date, the “Original Agreement”);

WHEREAS, the Managing Member and the Associate Members desire to amend and restate in its entirety the Original Agreement, to modify certain of the provisions thereof.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and in consideration of the agreements hereinafter set forth, the Original Agreement is hereby amended and restated to read in its entirety as follows:

ARTICLE I

DEFINITIONS

The following capitalized terms used in this Agreement shall have the respective meanings ascribed to them below:

“Act” means the Delaware Limited Liability Company Act, in effect at the time of the initial filing of the Certificate in the Office of the Secretary of State of the State of Delaware, and as thereafter amended from time to time.

“Affiliate” shall mean, with respect to any specified person or entity, (i) any person or entity that directly or indirectly controls, is controlled by, or is under common control with such specified person or entity; (ii) any person or entity that directly or indirectly controls 10% or more of the outstanding equity securities of the specified entity or of which the specified person or entity is directly or indirectly the owner of 10% or more of any class of equity securities; (iii) any person or entity that is an officer of, director of, manager of, partner in, or trustee of, or serves in a similar capacity with respect to, the specified person or entity or of which the specified person or entity is an officer, director, partner, manager or trustee, or with respect to which the specified person or entity serves in a similar capacity; or (iv) any person that is a spouse, mother, father, brother, sister or lineal descendant of the specified person.

“Agreement” means this Amended and Restated Limited Liability Company Agreement as it may be amended, supplemented, or restated from time to time.

“Appropriate Amount” has the meaning ascribed thereto in Section 3.01(b).

“Associate Member” shall refer severally to any person named as an Associate Member in this Agreement and any person who becomes an additional, substitute or replacement Associate Member as permitted by this Agreement, in such person’s capacity as an Associate Member of the LLC. “Associate Members” shall refer collectively to all such persons in their capacities as Associate Members.

“Budget” shall have the meaning ascribed thereto in Section 6.05(a).

“Capital Account” means a separate account maintained for each Member and adjusted in accordance with Treasury Regulations under Section 704 of the Code. To the extent consistent with such Treasury Regulations, the adjustments to such accounts shall include the following:

(i) There shall be credited to each Member’s Capital Account the amount of any cash actually contributed by such Member to the capital of the LLC, the fair market value of any property contributed by such Member to the capital of the LLC, the amount of liabilities of the LLC assumed by the Member or to which property distributed to the Member was subject, and such Member’s share of the Net Profits of the LLC and of any items in the nature of income or gain separately allocated to the Members; and there shall be charged against each Member’s Capital Account the amount of all cash distributions to such Member, the fair market value of any property distributed to such Member by the LLC, the amount of liabilities of the Member assumed by the LLC or to which property contributed by the Member to the LLC was subject, and such Member’s share of the Net Losses of the LLC and of any items in the nature of losses or deductions separately allocated to the Members.

(ii) In the event any interest in the LLC is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred interest.

“Capital Contribution” means the aggregate amount of cash and the fair market value (as determined in accordance with Section 6.08 hereof) of any property contributed to the LLC by a Member.

“Carrying Value” means, with respect to any asset, the asset’s adjusted basis for federal income tax purposes; provided, however, that (i) the initial Carrying Value of any asset contributed to the LLC shall be adjusted to equal its gross fair market value at the time of its contribution and (ii) the Carrying Values of all assets held by the LLC shall be adjusted to equal their respective gross fair market values (taking Code Section 7701(g) into account) upon an election by the LLC to revalue its property in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(f). The Carrying Value of any asset whose Carrying Value was adjusted pursuant to the preceding sentence thereafter shall be adjusted in accordance with the provisions of Treasury Regulation Section 1.704-1(b)(2)(iv)(g).

“Cause” shall mean, in connection with the termination of the Associate Member’s relationship with the Employer:

(a) indictment of the Associate Member for commission, conviction of, or plea of nolo contendere to (A) a felony, whether or not business related, which may injure the business or reputation of the Employer or any of its Affiliates, or (B) a crime of moral turpitude;

(b) the Associate Member’s theft, embezzlement of assets of, or other financial fraud against, the Employer or any of its Affiliates;

(c) a material breach of any agreement between the Associate Member, on the one hand, and the Employer and/or any of its Affiliates (as that term is defined in clauses (i) and (ii) of the definition of “Affiliate” contained herein), on the other hand, including, without limitation, this Agreement, which breach is not cured within 30 days after written notice of such breach is given to the Associate Member by the Employer or any of Employer’s Affiliates;

(d) the willful and continued failure by the Associate Member to substantially perform his or her duties (other than as a result of incapacity due to physical or mental illness), which failure is not cured within 30 days after written notice of such breach is given to the Associate Member by Employer;

(e) misappropriation for personal use by the Associate Member of any material asset or business opportunity of the Employer or any of its Affiliates (as that term is defined in clauses (i) and (ii) of the definition of “Affiliate” contained herein); or

(f) willful misconduct of the Associate Member which adversely affects the business of the Employer or any of its Affiliates (as that term is defined in clauses (i) and (ii) of the definition of “Affiliate” contained herein).

The matters described in clauses (d) and (f) above shall be determined by CMGI, acting in good faith, prior to, or within 10 days following, the termination of the Associate Member’s employment.

“Certificate” means the Certificate of Formation creating the LLC, as it may, from time to time, be amended in accordance with the Act.

“CMGI” means CMGI, Inc., a Delaware corporation.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Employer” shall mean, for any Associate Member, CMGI or any of its Affiliates that employs the Associate Member on a full-time basis. For purposes of this Agreement, a Portfolio Company shall not constitute an Affiliate of any of the LLC or CMGI (and an Associate Member shall not be deemed to be employed by an Employer if such Associate Member is employed by a Portfolio Company).

“Event of Forfeiture” shall mean and shall be deemed to have occurred with respect to an Associate Member in the event that there occurs with respect to such Associate Member a Separation Event.

“Follow-on Investment” shall mean an Investment in securities of a Portfolio Company in which the LLC owns securities or debt instruments.

“Former Associate Member” shall mean any person holding an interest in the LLC as an Associate Member as to whom a Separation Event has occurred.

“Good Reason” means a termination by an Associate Member of his or her relationship with an Employer within 90 days following any of the following:

(a) a material reduction in the compensation of such Associate Member (as hereinafter defined);

(b) the relocation of the principal place at which the Associate Member is to provide services to the Employer to a location which is (1) in the case of Associate Members in Massachusetts, greater than 60 miles from Andover, Massachusetts, and (2) in the case of Associate Members in California, greater than 60 miles from Menlo Park, California;

(c) any failure of CMGI to continue in effect with respect to the Associate Member any material compensation or benefit plan or program, including life insurance, medical, dental, vision, disability or vacation programs (“Benefits”), which is provided to active and similarly situated CMGI employees.

(d) modification of the duties of the Associate Member without Associate Member’s consent so that they no longer relate primarily to working with CMGI’s venture capital operating unit, and instead relate to operating and/or administrative roles within other CMGI Affiliates;

(e) the occurrence of any Vesting Event described in section (i) or (ii) of the definition of “Vesting Event” herein, provided that, Associate Member shall not be deemed to have “Good Reason” until the earlier to occur of (1) the date which is six months following the date of such occurrence or (2) the date on which the LLC shall have completed the liquidation of the assets of the LLC and the winding up of the LLC’s business; or

(f) the occurrence of the Vesting Event described in section (iii) of the definition of “Vesting Event” herein.

The Associate Member’s compensation shall be deemed to have been materially reduced in the event that the Associate Member’s paid base salary from the Employer for any 12-month period beginning on or after May 14, 2004 (based on payment of base salary on a normal payroll cycle) is reduced below the annualized base salary amount as was in effect when such Associate Member became an Associate Member of the LLC.

“Invested Capital” means, at any point in time, for the Managing Member, the excess of (i) the aggregate amount of the Capital Contributions of the Managing Member over (ii) the aggregate amount distributed to such Member pursuant to Section 4.01(b)(i).

“Investment” means an investment in a Portfolio Company made by the LLC, including without limitation a Follow-on Investment. The term “Investment” shall include any short-term investments, if any, made by the LLC.

“Investment Receipts” shall mean, the amount of any cash and the fair market value (as determined in accordance with Section 6.08 hereof) of any property received by the LLC with respect to Investments and any cash and the fair market value (as determined in accordance with Section 6.08 hereof) of any property received by the LLC in accordance to Section 6.06(a) hereof with respect to any Portfolio Company. For this purpose, any Investment held by the LLC shall be considered to give rise to an Investment Receipt at the time it is distributed to the Members.

“LLC” means the limited liability company formed pursuant to the Certificate and this Agreement, as it may from time to time be constituted and amended.

“Majority in Interest of the Associate Members” means, with respect to a particular action or matter, Associate Members whose Percentage Interests equal a majority of the Percentage Interests of all Associate Members then entitled to vote on the action.

“Managing Member” shall refer severally to any person named as a Managing Member in this Agreement and any person who becomes an additional, substitute or replacement Managing Member as permitted by this Agreement, in such person’s capacity as a Managing Member of the LLC. “Managing Members” shall refer collectively to all such persons in their capacities as Managing Members.

“Marketable Securities” means securities of the LLC (i) that are freely tradeable pursuant to a registration under the Securities Act, or an exemption therefrom, (ii) that immediately after giving effect to their distribution will not be subject to any contractual restriction on transfer or restrictions on transfer imposed by applicable laws, (iii) that will be traded on a national securities exchange or reported on the Nasdaq Stock Market of Securities Dealers Automated Quotation System, and (iv) that may be sold without regard to volume or other limitations.

“Member” shall refer severally to any person named as an Associate Member or Managing Member in this Agreement and any person who becomes an additional, substitute or replacement Associate or Managing Member as permitted by this Agreement, in such person’s capacity as a Member of the LLC. “Members” shall refer collectively to all such persons in their capacities as Members.

“Net Investment Receipts” shall mean, with respect to any particular Investment, the excess of all Investment Receipts of the LLC with respect to such Investment over the sum (i) the aggregate amount of the unreimbursed third party transaction costs, if any, associated with the realization of such Investment Receipts, including without limitation, brokerage commissions, finders fees, and attorneys fees, investment banking fees and accountants fees and (ii) such reserves as may be reasonably established by the Managing Member (and the LLC shall be permitted to dispose of Marketable Securities to the extent necessary to fund any such reserves), provided that no such reserves shall be established for payment of expenses of the types included in the Budget described in Section 6.05. Amounts released from the reserves described in clause (ii) of the preceding sentence shall be considered to be Investment Receipts attributable to the same Investments which produced the Investment Receipts originally used to fund such reserves in proportion of the respective gross amounts of Investment Receipts from Investments used to fund such reserves at any time since the inception of the LLC.

“Net Profits” and “Net Losses” mean the taxable income or loss, as the case may be, for a period as determined in accordance with Code Section 703(a) computed with the following adjustments:

(i) Items of gain, loss, and deduction shall be computed based upon the Carrying Values of the LLC’s assets (in accordance with Treasury Regulation Sections 1.704-1(b)(2)(iv)(g) and/or 1.704-3(d)) rather than upon the assets’ adjusted bases for federal income tax purposes;

(ii) Any tax-exempt income received by the LLC shall be included as an item of gross income;

(iii) The amount of any adjustments to the Carrying Values of any assets of the LLC pursuant to Code Section 743 shall not be taken into account except to the extent provided in Treasury Regulation Section 1.704-1(b)(2)(iv)(m);

(iv) Any expenditure of the LLC described in Code Section 705(a)(2)(B) (including any expenditures treated as being described in Section 705(a)(2)(B) pursuant to Treasury Regulations under Code Section 704(b)) shall be treated as a deductible expense;

(v) The amount of items of income, gain, loss or deduction specially allocated to any Members pursuant to Section 5.02 or Section 5.03 shall not be included in the computation;

(vi) The amount of any unrealized gain or unrealized loss attributable to an asset at the time it is distributed in-kind to a Member shall be included in the computation as an item of income or loss, respectively; and

(vii) The amount of any unrealized gain or unrealized loss with respect to the assets of the LLC that is reflected in an adjustment to the Carrying Values of the LLC’s assets pursuant to clause (ii) of the definition of “Carrying Value” shall be included in the computation as items of income or loss, respectively.

“Percentage Interest” means the Percentage Interest of each Member as specified on Schedule A hereto, as such Percentage Interest may be adjusted from time to time in accordance with this Agreement.

“Performance Cause” means, in the case of the termination of an Associate Member’s employment by Employer without Cause, that such termination of employment has followed receipt by such Associate Member of notice (which notice need not be in writing) from the Technology Committee of CMGI that the Technology Committee has concerns about such Associate Member’s performance, which performance concerns have not, in the good faith determination of a majority in number of the members of the Technology Committee, been remedied by such Associate Member within 30 days following receipt of such notice.

“Permitted Transferee” means (A) any Member; (B) any spouse, parent, lineal descendant (including a natural or adopted child, grandchild, etc.), brother, sister, or spouse of a brother or sister of a Member; (C) any trust, corporation or partnership or other entity in which any Member and/or one of the persons designated in clause (B) is a principal, beneficiary, majority stockholder, member or limited or general partner with an aggregate interest in profits and losses of greater than fifty percent; (D) grantors or beneficiaries of a trust which is (or of which the trustees thereof are, in their capacities as trustees) a Member; or (E) charitable foundations created or primarily endowed by a Member or a member of his or her family.

“Portfolio Company” means the issuer of any security in which the LLC has invested, other than issuers in which the LLC has made short-term investments pending the making of long-term investments.

“Securities Act” means the Securities Act of 1933, as amended.

“Separation Event “ shall mean and shall be deemed to have occurred in the event that:

(w) an Associate Member dies or becomes mentally or physically disabled (as determined by a physician selected by the Managing Member) or a conservator or guardian is appointed for the benefit of any Associate Member or his property;

(x) the employment of such Associate Member with the Employer is terminated by such Member without Good Reason (subject to clause (z) below), or for any reason other than the reasons specified in clauses (w), (y) or (z) of this definition; or

(y) the employment of such Associate Member with the Employer is terminated by such Member with Good Reason, or by the Employer without Cause and without Performance Cause; or

(z) the employment of such Associate Member with the Employer is (A) terminated by the Employer with Cause, or (B) terminated by the Associate Member without Good Reason, following which termination it is determined, in good faith, by CMGI within 10 days following such termination, that there was Cause to terminate such Member (any of the foregoing, a “Clause Z Event”).

“Target Balance” means, for each Member at any point in time, either (i) a positive amount equal to the net amount, if any, the Member would be entitled to receive or (ii) a negative amount equal to the net amount the Member would be required to pay or contribute to the LLC or to any third party, assuming, in each case, that (A) the LLC sold all of its assets for an aggregate purchase price equal to their aggregate Carrying Value; (B) all liabilities of the LLC were paid in accordance with their terms from the amounts specified in clause (A) of this sentence; (C) any Member that was obligated to contribute any amount to the LLC pursuant to this Agreement or otherwise (including the amount a Member would be obligated to pay to any third party pursuant to the terms of any liability or pursuant to any guaranty, indemnity or similar ancillary agreement or arrangement entered into in connection with any liability of the LLC) contributed such amount to the LLC; (D) all liabilities of the LLC that were not completely repaid pursuant to clause (B) of this sentence were paid in accordance with their terms from the amounts specified in clause (C) of this sentence; and (E) the balance, if any, of any amounts held by the LLC was distributed in accordance with Section 4.01(b) hereof.

“Vested Percentage” means for any Associate Member, a fraction (expressed as a percentage) the numerator of which is the number of whole calendar quarters that have elapsed between such Associate Member’s Vesting Commencement Date and the date of determination and the denominator of which is 20; provided that:

(i) in no event shall an Associate Member’s Vested Percentage exceed 100%, and

(ii) upon the occurrence of a Vesting Event, each Associate Member’s Vested Percentage shall equal 100%.

“Vesting Commencement Date” means, for each Associate Member, the Vesting Commencement Date specified on Schedule A attached hereto.

“Vesting Escrow” shall have the meaning ascribed thereto in Section 4.02.

“Vesting Event” shall mean the occurrence of any of the following:

(i) The adoption of a resolution by the Board of Directors of CMGI to dissolve or liquidate the LLC or the Managing Member;

(ii) The dissolution of the LLC; and

(iii) The dissolution of CMGI.

ARTICLE II

GENERAL PROVISIONS

2.01 Formation of Limited Liability Company; Foreign Qualification. The Managing Member formed the LLC as a limited liability company under the Act on May 14, 2004, by the filing of the Certificate in the Office of the Secretary of State of the State of Delaware. The LLC shall comply, to the extent procedures are available, with all requirements necessary to qualify the LLC as a foreign limited liability company in each jurisdiction in which such qualification is either necessary or appropriate. Each Member shall execute, acknowledge, swear to and deliver all certificates and other instruments conforming to this Agreement that are necessary or appropriate to qualify, or, as appropriate, to continue or terminate the foreign qualification of, the LLC as a limited liability company in all such jurisdictions in which the LLC may conduct business.

2.02 Name of the LLC. The name of the LLC is @Ventures V, LLC. The Managing Member may change the name of the LLC at any time and from time to time. No Member other than the Managing Member shall have any right or interest in or to the name “@Ventures” and all rights and interest in such name shall belong exclusively to the LLC during the term of the LLC, and, upon termination of the LLC, shall be assigned and transferred to the Managing Member. Each Associate Member hereby agrees and acknowledges that it shall have no right in or to the name “@Ventures”, as a result of its interest in the LLC or otherwise.

2.03 Business of the LLC. The general character of the business of the LLC is to (a) make equity and equity-related investments (including debt and warrants to purchase equity securities) in business enterprises of all types; (b) manage, supervise, vote, hold and dispose of such investments, and receive the profits and losses therefrom; and (c) engage in any activities directly or indirectly related or incidental thereto which may be lawfully conducted by a limited liability company formed under the laws of the State of Delaware.

2.04 Place of Business of the LLC; Resident Agent. The address of the principal place of business of the LLC, and the office at which the LLC will maintain its records is c/o CMGI, Inc., 1100 Winter Street, Suite 4600, Waltham, Massachusetts 02451. The LLC’s registered office in Delaware is c/o Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware, 19810, and the LLC’s registered agent for service of process in Delaware is Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware, 19810. The Managing Member, may at any time and from time to time change the LLC’s principal place of business, establish additional places of business, and/or change the LLC’s registered agent or registered office in Delaware, and in each case shall promptly provide notice of any such actions (identifying all such offices and agents) to all Members.

2.05 Duration of the LLC. The term of the LLC commenced on the date hereof, and the LLC shall have perpetual existence, unless earlier terminated in accordance with Article IX hereof.

2.06 Members’ Names and Addresses. The name and address of each Member are set forth on Schedule A. Additional Members may be admitted in accordance with the procedures specified in Article VIII. A Member may not resign from the LLC at any time.

2.07 No Partnership. The LLC is not intended to be a general partnership, limited partnership or joint venture, and no Member shall be considered to be a partner or joint venturer of any other Member, for any purposes other than foreign and domestic federal, state, and local income tax purposes, and this Agreement shall not be construed to suggest otherwise.

2.08 Title to LLC Property. All property owned by the LLC, whether real or personal, tangible or intangible, shall be deemed to be owned by the LLC as an entity, and no Member, individually, shall have any ownership of such property. The LLC may hold any of its assets in its own name or in the name of its nominee, which nominee may be one or more trusts. Any property held by a nominee trust for the benefit of the LLC shall, for purposes of this Agreement, be treated as if such property were directly owned by the LLC.

2.09 Nature of Member’s Interest. The interests of all of the Members in the LLC are personal property and shall not, under any circumstances, be considered real property.

2.10 Investment Representations. Each Member, by execution of this Agreement or an amendment hereto reflecting such Member’s admission to the LLC, hereby represents and warrants to the LLC that:

(a) It is acquiring an interest in the LLC for its own account for investment only, and not with a view to, or for sale in connection with, any distribution thereof in violation of the Securities Act or any rule or regulation thereunder.

(b) It understands that (i) the interest in the LLC it is acquiring has not been registered under the Securities Act or applicable state securities laws and cannot be resold unless subsequently registered under the Securities Act and such laws or unless an exemption from such registration is available, (ii) such registration under the Securities Act and such laws is unlikely at any time in the future and neither the LLC nor the Members are obligated to file a registration statement under the Securities Act or such laws, and (iii) the assignment, sale, transfer, exchange, or other disposition of the interests in the LLC is restricted in accordance with the terms of this Agreement.

(c) It has had such opportunity as it has deemed adequate to ask questions of and receive answers from representatives of the LLC concerning the LLC, and to obtain from representatives of the LLC such information which the LLC possesses or can acquire without unreasonable effort or expense, as is necessary to evaluate the merits and risks of an investment in the LLC.

(d) It has, either alone or with its professional advisers, sufficient experience in business, financial and investment matters to be able to evaluate the merits and risks involved in investing in the LLC and to make an informed investment decision with respect to such investment.

(e) It can afford a complete loss of the value of its investment in the LLC and is able to bear the economic risk of holding such investment for an indefinite period.

(f) If it is an entity, (i) it is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (ii) it has full organizational power to execute and deliver this Agreement and to perform its obligations hereunder, (iii) its execution, delivery and performance of this Agreement has been authorized by all requisite action on behalf of the entity, and (iv) it has duly executed and delivered this Agreement.

(g) In the case of each Associate Member, its interest in the LLC is subject to vesting and forfeiture, as provided in this Agreement.

ARTICLE III

CAPITAL CONTRIBUTIONS

3.01 Capital Contributions.

(a) The Managing Member shall contribute capital to the LLC, subject to and in accordance with the provisions of this Section 3.01(a).

(i) As and when the LLC requires capital to make a proposed Investment, the Associate Members shall provide a notice (which notice may be given in writing or by electronic mail) to the Managing Member which describes in reasonable detail (A) the proposed Investment, (B) the aggregate purchase price of such proposed Investment, (C) the material terms of the proposed Investment, (D) the unreimbursed expenses, if any, expected to be incurred in connection with such proposed Investment, and (E) the expected date on which such Investment is proposed to be made. If any Associate Member or any Affiliate of an Associate Member owns any direct or indirect interest in any proposed Investment, such interest shall be described in detail in any such notice. If, and only if, the Managing Member (acting at the direction of the Technology Committee of the Board of Directors of CMGI, or such other governing body of CMGI as regularly makes investment decisions for CMGI (the “Technology Committee”)) approves the making of such Investment in writing, it shall contribute to the capital of the LLC the aggregate purchase price specified in the notice, on or before the date of the anticipated purchase of the Investment. The Managing Member may approve or disapprove the making of any proposed Investment (including a Follow-on Investment) in its sole and absolute discretion. If the Managing Member fails to notify the Associate Members of its decision with respect to the proposed Investment, it shall be deemed to have disapproved the proposed Investment.

(ii) The Managing Member shall contribute capital to the LLC to the extent required under Section 6.04(h) below, subject to the limitation stated therein.

(iii) The Managing Member may contribute capital of up to $50,000,000 to the LLC (and such $50,000,000 shall include amounts contributed pursuant to Section 6.04(h), if any). For the avoidance of doubt, but subject to Section 6.04(h), the Members acknowledge that the Managing Member’s decision to make capital contributions to the LLC will be in the Managing Member’s sole and absolute discretion.

(b) Notwithstanding any other provision of this Agreement, in the event that following dissolution of the LLC and (i) liquidation of all LLC assets and distributions of the proceeds thereof, and/or (ii) distributions of Investments in kind, any Associate Member shall have received aggregate distributions (valuing all distributions in kind for this purpose as of their respective dates of distribution in accordance with Section 6.08) from the LLC in an amount which exceeds the Appropriate Amount (as hereinafter defined) for such Associate Member, such Associate Member shall contribute to the LLC in cash or securities previously received from the LLC (valued in accordance with Section 6.08 as of the business day next preceding the date of delivery to the LLC) an amount equal to such excess. If the LLC is at the time holding any amount in a Vesting Escrow for such Associate Member, the Managing Member may cause the amount in such Vesting Escrow to be applied towards the Associate Member’s obligation to pay the excess over the Appropriate Amount (and shall be permitted to select from among the assets held in such Vesting Escrow which assets shall be so applied). Amounts contributed to the LLC by any Associate Member pursuant to this Section 3.01(b) shall be promptly distributed to the Managing Member. Thereafter, the LLC will be terminated.

As used herein, the “Appropriate Amount” means with respect to an Associate Member an amount equal to the amount which such Associate Member would have received had all distributions from the LLC to the Members been made on the same date (valuing all distributions of securities for this purpose as of the actual date of distribution and assuming for this purpose that the distributions to the Members are made in the same order as the actual distributions to the Members during the term of the LLC), as follows:

(i) first, to the Managing Member, in an amount equal to the aggregate amount of the Capital Contributions actually made by it to the LLC; and

(ii) the balance, to the Members in proportion to their respective Percentage Interests as of the date of dissolution, but subject to the proviso at the end of Section 4.01(b) (i.e., no Former Associate Member shall be entitled to participate in any distributions of Net Investment Receipts with respect to any Investment (including a Follow-on Investment) made by the LLC after the date of a Separation Event with respect to such Former Associate Member, with such amounts being instead distributed to the Managing Member).

(c) The LLC shall maintain written records indicating the amount of capital contributed by the Managing Member to the LLC.

3.02 No Additional Capital. Except as provided in this Article III and Section 6.04(h) herein, no Member shall be obligated or permitted to contribute any additional capital to the LLC. No interest shall accrue on any Capital Contributions of the LLC, and no Member shall have the right to withdraw or to be repaid any Capital Contribution made by it or to receive any other payment in respect of its interest in the LLC, including without limitation as a result of the withdrawal or resignation of such Member from the LLC, except as specifically provided in this Agreement.

3.03 Event of Forfeiture.

(a) Each Associate Member’s Percentage Interest in the LLC shall be adjusted upon the occurrence of an Event of Forfeiture with respect to such Associate Member, as provided in this Section 3.03. In no event shall the provisions of this Section 3.03 be applicable to the interest of the Managing Member.

(b) Upon the occurrence of an Event of Forfeiture with respect to an Associate Member:

(i) If the Event of Forfeiture is not a Clause Z Event, such Associate Member’s Percentage Interest in the LLC shall, from and after the date of the Event of Forfeiture, be reduced to the percentage determined by multiplying such Member’s Percentage Interest immediately prior to the Event of Forfeiture by such Associate Member’s Vested Percentage determined as of the date of the Event of Forfeiture, and the Percentage Interest in the LLC of the Managing Member shall be increased by an aggregate amount equal to the amount by which the Associate Member’s Percentage Interest is so reduced.

(ii) If the Event of Forfeiture is a Clause Z Event, such Associate Member’s Percentage Interest shall be reduced to zero, and the Percentage Interest in the LLC of the Managing Member shall, from and after the date of the Clause Z Event, be increased by an aggregate amount equal to the amount by which the Associate Member’s Percentage Interest is so reduced.

(iii) Any amount held in any Vesting Escrow for the benefit of such Associate Member shall be forfeited. Amounts so forfeited shall be distributed to the Managing Member.

(iv) The Associate Member shall not be entitled to any distributions of Net Investment Receipts with respect to any Investment (including a Follow-on Investment) made by the LLC after the date of the Event of Forfeiture, and any distributions of Net Investment Receipts in respect of such Investments which would otherwise be payable to such Associate Member shall instead be paid to the Managing Member.

(c) Upon the occurrence of an Event of Forfeiture, the Managing Member shall amend Schedule A hereto and the records of the LLC to reflect (i) the modification of the Members’ Percentage Interests in accordance with this Section 3.03 and (ii) the date of any Separation Event of an Associate Member. No such amendment shall require the consent of any other Member.

3.04 Separation Event. Upon the occurrence of any Separation Event with respect to an Associate Member, such Associate Member (and/or his legal representative, if applicable) shall have no right to vote on or participate in any decision or matter on or in which Associate Members are entitled to vote or participate and such Associate Member (and his or her Percentage Interest) shall be disregarded for all purposes in determining the number or percentage of Associate Members which constitute a Majority in Interest of the Associate Members, as applicable, or the number or percentage of Associate Members entitled to vote on any matter, as the case may be. Without limiting the foregoing, no Former Associate Member shall be entitled to vote on any proposed amendment to this Agreement, unless such proposed amendment specifically and disproportionately adversely affects such Former Associate Member, provided that any amendment made in order to effectuate the provisions of Sections 3.03 and 3.04 shall not require the consent of any Former Member. Following the occurrence of a Separation Event with respect to an Associate Member, such Associate Member shall not be entitled to any distributions of Net Investment Receipts with respect to any Investment (including a Follow-on Investment) made by the LLC after the date of the Separation Event, and any distributions of Net Investment Receipts in respect of such Investments which would otherwise be payable to such Associate Member shall instead be paid to the Managing Member.

ARTICLE IV

DISTRIBUTIONS

4.01 Distribution of Net Investment Receipts and Other Cash Receipts.

(a) Net Investment Receipts of the LLC shall be distributed as realized, including upon a partial liquidation or partial disposition of an Investment. To the extent that such Net Investment Receipts consist of (x) Marketable Securities, or (y) cash realized from the sale or disposition of an Investment, such Net Investment Receipts shall be distributed to the Members (i) in the case of Marketable Securities, as soon as reasonably practicable after they become Marketable Securities, and (ii) in the case of such cash, as soon as reasonably practicable following receipt by the LLC thereof. Any other receipts of cash or securities received by the LLC shall be distributed at such times and in such amounts as the Managing Member may determine in its sole and absolute discretion. Any non-cash distributions made to the Members shall be valued, as of the date of distribution, at their respective fair market values, as determined by the Managing Member in good faith and in a manner consistent with the valuation procedures contained in Section 6.08.

(b) Subject to the provisions of Sections 4.02 and 9.02(b), Net Investment Receipts and all other distributions of cash or securities of the LLC shall be distributed as follows:

(i) First, to the Managing Member, until the Invested Capital has been reduced to zero; and

(ii) The balance, if any, to the Members in proportion to their respective Percentage Interests as of the date of the distribution;

provided, however, that an Associate Member with respect to whom a Separation Event has occurred shall not be entitled to any distributions of Net Investment Receipts with respect to any Investment (including a Follow-on Investment) made by the LLC after the date of the Separation Event, and any distributions of Net Investment Receipts in respect of such Investments which would otherwise be payable to such Associate Member shall instead be paid to the Managing Member.

4.02 Vesting Escrow.

(a) Notwithstanding the provisions of Section 4.01 above, the LLC shall distribute to each Associate Member on the date of any distribution (a “Distribution”) only that portion of any Net Investment Receipts to which he is entitled which is equal to his Vested Percentage of such amount. Any portion of any Distribution which is not distributed as a result of the operation of this Section 4.02(a) shall be held in escrow by the LLC, in accordance with this Section 4.02. Any escrow established pursuant to this Section 4.02 is herein referred to as a “Vesting Escrow.” Subject to Section 3.03, (i) on the last day of each calendar quarter, one-twentieth of the amount of the original Distribution shall be disbursed from such Vesting Escrow to such Associate Member, (ii) upon the occurrence of an Event of Forfeiture with respect to such Associate Member, all amounts then held in such Vesting Escrow shall be distributed to the Managing Member; and (iii) subject to Section 3.01(b) with respect to amounts held in a Vesting Escrow which may be applied towards the Associate Member’s capital contribution obligation in connection with a dissolution or impending dissolution of the LLC, upon the occurrence of a Vesting Event with respect to such Associate Member, all amounts then held in such Vesting Escrow shall be distributed to such Associate Member.

(b) The interest of the Managing Member shall not be subject to the provisions of this Section 4.02, and it shall at all times be entitled to receive 100% of any distributions of Net Investment Receipts allocable to it pursuant to and in accordance with Section 4.01.

(c) Each of the Associate Members hereby agrees and acknowledges that (i) for all purposes, but subject to the terms of this Agreement, he shall be deemed to be the legal owner of the assets held in a Vesting Escrow established for him and (ii) as a result of the operation of this Section 4.02, an Associate Member may be allocated Net Profits or Net Losses of the LLC without corresponding distributions of Net Investment Receipts.

(d) Each Associate Member is authorized to and may (but shall not be required to) invest cash amounts that are held in a Vesting Escrow for such Associate Member in short-term investments pending distribution of such amounts to such Associate Member. Any income earned with respect to such investments shall be deposited into the Vesting Escrow and shall be released at the same time and in the same proportions as the underlying cash amount is released.

(e) As a result of this Section 4.02, there may be held in a Vesting Escrow securities which would otherwise have been distributed to such Associate Member. The Associate Member shall be entitled to vote all such securities. The Associate Member shall be entitled to transfer or sell any such securities for a cash purchase price no less than the fair value of such securities (as determined as of the date of the proposed sale by the Managing Member in accordance with Section 6.08) prior to their distribution to the Associate Member from the Vesting Escrow in accordance with this Section 4.02, provided that the proceeds of any such sale or transfer shall be deposited into the Vesting Escrow and shall be subject to this Agreement as if originally held pursuant to this Agreement, and released in accordance with Section 4.02(a) above at the same time such property would have been released from such Vesting Escrow. Dividends earned on and other distributions with respect to securities held in a Vesting Escrow shall be deposited into the Vesting Escrow and released at the same time and in the same proportions as the underlying securities are released.

In addition, the LLC may, at the request and on behalf of any Associate Member, engage in hedging activities with respect to securities held in the Vesting Escrow of such Associate Member, provided that (i) a Majority in Interest of the Associate Members approves in advance any such hedging activities; (ii) the Associate Member for whose benefit the hedging activities were undertaken bears all of the costs incurred in connection with such activities and indemnifies the LLC in writing with respect to any costs or losses incurred by the LLC in connection with any such activities; and (iii) the securities held in such Associate Member’s Vesting Escrow may not be used to settle any “hedged” position until such time as such securities are released to such Associate Member from such Vesting Escrow. In no event shall the Managing Member or the LLC bear any of the costs associated with any hedging activities permitted by this paragraph.

(f) Amounts held in escrow pursuant to this Section 4.02 shall be irrevocably forfeited by an Associate Member from and after the date of any Event of Forfeiture with respect to such Associate Member.

(g) For purposes of maintaining the Capital Accounts of the Members and computing and allocating Net Profits, Net Losses and all items thereof pursuant to this Agreement, the amount of any Distribution retained and credited to the Vesting Escrow of an Associate Member shall be considered to have been actually distributed to such Associate Member at the time so credited. As a result, all items of Net Profits and Net Losses attributable to such Member’s Vesting Escrow shall be considered to be realized directly by such Associate Member, all amounts disbursed to such Associate Member shall not be treated as Distributions, and all amounts disbursed to the Managing Member or used to satisfy the capital contribution obligation of the Associate Member shall be treated as having been contributed to the LLC by the Associate Member on the date so disbursed or used.

4.03 Certain Payments to the Internal Revenue Service Treated as Distributions. Notwithstanding anything to the contrary herein, to the extent that the LLC is required (as determined in the discretion of the Managing Member), or elects, pursuant to applicable law, either (i) to pay tax (including estimated tax) on a Member’s allocable share of LLC items of income or gain, whether or not distributed, or (ii) to withhold and pay over to the tax authorities any portion of a distribution otherwise distributable to a Member, the LLC may pay over such tax or such withheld amount to the tax authorities, and such amount shall be treated as a distribution to such Member at the time it is paid to the tax authorities. In the event that the amount paid (or paid over) to the tax authorities on behalf of a Member exceeds the amount that would have been distributed to such Member absent such tax obligation, such excess shall be treated as a demand loan from the LLC to such Member, which loan shall bear interest at the prime rate announced from time to time by The Wall Street Journal, until paid in full.

4.04 Distributions in Kind. A Member, regardless of the nature of his contribution to the LLC, shall have no right to demand or receive any distribution from the LLC in any form other than cash, provided that, with respect to Net Investment Receipts in the form of Marketable Securities, the LLC shall make distributions to the Members in the form of such Marketable Securities. Any Member entitled to any interest in such assets shall, unless otherwise determined by the Members, receive separate assets of the LLC and not an interest as a tenant-in-common with other Members so entitled in any asset being distributed.

ARTICLE V

ALLOCATION OF PROFITS AND LOSSES

5.01 Basic Allocations.

(a) Net Profits and Net Losses of the LLC for any fiscal period shall be allocated among the Members in such proportions and in such amounts as may be necessary so that following such allocations, the Capital Account balance of each Member equals such Member’s then Target Balance.

(b) If the amount of Net Profits or Net Losses allocable to the Members pursuant to Section 5.01(a) for a period is insufficient to allow the Capital Account balance of each Member to equal such Member’s Target Balance, such Net Profits or Net Losses shall be allocated among the Members in such a manner as to decrease the differences between the Members’ respective Capital Account balances and their respective Target Balances in proportion to such differences.

5.02 Allocations of Nonrecourse Deductions and Minimum Gain. Notwithstanding the provisions of Section 5.01, if at any time the LLC incurs any “nonrecourse debt” (i.e., debt that is treated as nonrecourse for purposes of Treasury Regulation Section 1.1001-2), the following provisions will apply notwithstanding anything to the contrary expressed elsewhere in this Agreement:

(a) “Nonrecourse deductions” (as defined in Treasury Regulation Sections 1.704-2(b) and (c)) other than deductions attributable to “partner nonrecourse debt” (as defined in Treasury Regulation Section 1.704-2(b)(4)) shall be allocated to the Members in proportion to their respective Percentage Interests;

(b) Nonrecourse deductions attributable to partner nonrecourse debt shall be specially allocated to the Member or Members that bear the economic risk of loss associated with the debt;

(c) If in any year there is a net decrease in “partnership minimum gain” (as defined in Treasury Regulation Section 1.704-2(d)) or “partner nonrecourse debt minimum gain” (as defined in Treasury Regulation Section 1.704-2(i)(3), Members will be specially allocated items of income or gain for such year (and/or subsequent years to the extent necessary) in accordance with the “minimum gain chargeback” provisions of Treasury Regulation Section 1.704-2(f) and/or Treasury Regulation Section 1.704-2(i)(5).

(d) The aggregate selling price of the assets of the LLC referenced in clause (A) of the definition of “Target Balance” shall be increased by the amount of any “partnership minimum gain” or “partner nonrecourse debt minimum gain.”

(e) For purposes of Sections 5.01 and 5.03, each Member’s Capital Account balance shall be increased by the Member’s share of minimum gain and of partner nonrecourse debt minimum gain.

5.03 Overriding Allocations of Net Profits and Net Losses. Notwithstanding the provisions of Section 5.01 above, but subject to the provisions of Section 5.02 above, the following allocations shall be made:

(a) Items of income or gain (computed with the adjustments contained in the definition of “Net Profits and Net Losses”) for any taxable period shall be allocated to the Members in the manner and to the extent required by the “qualified income offset” provisions of Treasury Regulation Section 1.704-1(b)(2)(ii)(d).

(b) In no event shall Net Losses of the LLC be allocated to a Member if such allocation would cause or increase a negative balance in such Member’s Capital Account (determined for purposes of this Section 5.03(b) only, by increasing the Member’s Capital Account balance by (i) the amount the Member is obligated to restore to the LLC pursuant to Treasury Regulation Section 1.704-1(b)(2)(ii)(c) and (ii) such Member’s share of “minimum gain” and of “partner nonrecourse debt minimum gain” as determined pursuant to Treasury Regulation Sections 1.704-2(g) and 1.704-2(i)(5), respectively).

(c) Except as otherwise provided herein or as required by Code Section 704, for tax purposes, all items of income, gain, loss, deduction or credit shall be allocated to the Members in the same manner as are Net Profits and Net Losses; provided, however, that if the Carrying Value of any property of the LLC differs from its adjusted basis for tax purposes, then items of income, gain, loss, deduction or credit related to such property for tax purposes shall be allocated among the Members so as to take account of the variation between the adjusted basis of the property for tax purposes and its Carrying Value in the manner provided for under Code Section 704(c).

5.04 Timing of Allocations. Allocations of Net Profits, Net Losses and other items of income, gain, loss and deduction pursuant to this Article V shall be made for each fiscal year of the LLC as of the end of such fiscal year; provided, however, that if the Carrying Value of the assets of the LLC are adjusted in accordance with clause (ii) of the definition of “Carrying Value,” the date of such adjustment shall be considered to be the end of a fiscal year for purposes of computing and allocating such Net Profits, Net Losses and other items of income, gain, loss and deduction.

5.05 Allocations Upon Transfer or Admission. In the event that a Member acquires an interest in the LLC either by transfer from another Member or by acquisition from the LLC, the LLC shall close its books as of the date of the acquisition and Net Profits, Net Losses and similar items computed for the portion of the year ending on the date of the acquisition shall be allocated among the Members without regard to such acquisition, and Net Profits, Net Losses and similar items computed for the portion of the year commencing on the day following the date of the acquisition shall be allocated among the Members taking into account such acquisition. For purposes of this Section 5.04, any modifications to an Associate Member’s or Managing Member’s Percentage Interest shall be treated as if a Member acquired or disposed of (as applicable) an interest in the LLC.

ARTICLE VI

MANAGEMENT

6.01 Management of the LLC.

(a) Subject to the provisions of this Agreement and the Act, all powers shall be exercised by or under the authority of, and the business and affairs of the LLC shall be controlled by the Members.

(b) Except to the extent that this Agreement specifically provides otherwise, all decisions respecting any matter set forth herein or otherwise affecting or arising out of the conduct of the business of the LLC, shall be made exclusively by the Managing Member, and any decision which, pursuant to the terms of this Agreement is to be taken or approved by the Members, shall be taken by the Managing Member, acting alone. The Associate Members shall have no right to vote on or participate in any matter or decision or to otherwise manage the business of the LLC, except to the extent expressly provided in this Agreement.

(c) Subject to the foregoing, the Managing Member shall have the exclusive right and full authority to manage, conduct and operate the LLC business. Specifically, but not by way of limitation, the Managing Member shall be authorized, for and on behalf of the LLC:

(i) to borrow money, to issue evidences of indebtedness and to guarantee the debts of others for whatever purposes they may specify, and, as security therefor, to pledge or otherwise encumber the assets of the LLC, provided that any such borrowings, indebtedness and guarantees are reasonably related to the conduct of the business of the LLC;

(ii) to cause to be paid on or before the due date thereof all amounts due and payable by the LLC to any person or entity;

(iii) to employ such agents, employees, managers, accountants, attorneys, consultants and other persons necessary or appropriate to carry out the business and affairs of the LLC, whether or not any such persons so employed are Members or are affiliated or related to any Member, and to pay such fees, expenses, salaries, wages and other compensation to such persons as the Members shall in their sole discretion determine;

(iv) to pay, extend, renew, modify, adjust, submit to arbitration, prosecute, defend or compromise, upon such terms as it may determine and upon such evidence as it may deem sufficient, any obligation, suit, liability, cause of action or claim, including taxes, either in favor of or against the LLC;

(v) to pay any and all fees and to make any and all expenditures which the Managing Member, in its discretion, deems necessary or appropriate in connection with the organization of the LLC, and the carrying out of its obligations and responsibilities under this or any other Agreement;

(vi) to invest the assets of the LLC, and to lease, sell, finance, refinance or dispose of all or any portion of the LLC’s property, provided that the LLC shall not make any Investment or Follow-on Investment which has not been recommended by a Majority in Interest of the Associate Members;

(vii) to cause the LLC to make or revoke any of the elections referred to in Sections 108, 704, 709, 754 or 1017 of the Code or any similar provisions enacted in lieu thereof, or in any other Section of the Code;

(viii) to establish and maintain reserves for such purposes and in such amounts as it deems appropriate from time to time;

(ix) to pay all organizational expenses and general and administrative expenses of the LLC;

(x) to deal with, or otherwise engage in business with, or provide services to and receive compensation therefor from, any person who has provided or may in the future provide any services to, lend money to, sell property to, or purchase property from the LLC, including without limitation, a Member;

(xi) to engage in any kind of activity and to perform and carry out contracts of any kind necessary to, or in connection with, or incidental to the accomplishment of the purposes of the LLC;

(xii) to cause to be paid any and all taxes, charges and assessments that may be levied, assessed or imposed upon any of the assets of the LLC, unless the same are contested by the Managing Member;

(xiii) to exercise all powers and authority granted by the Act to members, except as otherwise specifically provided in this Agreement; and

(xiv) to exercise all other rights, powers, privileges and other incidents of ownership with respect to the interest of the LLC in each Portfolio Company.

(d) The Managing Member is authorized to execute, deliver and file on behalf of the LLC any documents to be filed with the Secretary of State of the State of Delaware. The signature of one Managing Member (if at any time there is more than one Managing Member) on any agreement, contract, instrument or other document shall be sufficient to bind the LLC in respect thereof and conclusively evidence the authority of such Managing Member and the LLC with respect thereto, and no third party need look to any other evidence or require the joinder or consent of any other party.

(e) The Associate Members who have been designated in writing by the Managing Member as “Managing Directors” (as of the date hereof Peter H. Mills and Marc D. Poirier) (other than any Former Associate Members) shall be granted the authority to act on behalf of the LLC with respect to making and managing each Investment of the LLC (including but not limited to voting securities held in such Investment) at the time the Managing Member approves such Investment pursuant to Section 3.01(a), and such authority shall be specified in the resolution of the Managing Member approving such Investment.

6.02 Tax Matters Partner. The Managing Member, or such other Member as the Managing Member may designate, shall be the tax matters partner for the LLC pursuant to Code Sections 6221 through 6231.

6.03 Liability of the Members; Exculpation.

(a) No Member shall be liable to the LLC or any other Member for any act or omission taken by the Member in good faith and in a manner reasonably believed to be within the scope of the authority conferred on the Member by this Agreement; provided that such act or omission is not in violation of this Agreement and does not constitute gross negligence, willful misconduct, fraud or a willful violation of law by the Member. No Member shall be liable to the LLC or any other Member for any action taken by any other Member, nor shall any Member (in the absence of gross negligence, willful misconduct, fraud or a willful violation of law by the Member) be liable to the LLC or any other Member for any action of any employee or agent of the LLC provided that the Member shall have exercised appropriate care in the selection and supervision of such employee or agent.

(b) Except as otherwise provided by the Act, the debts, obligations and liabilities of the LLC, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the LLC, and no Member shall be obligated personally for any such debt, obligation or liability of the LLC solely by reason of being a Member.

(c) The liability of the Members for the losses, debts and obligations of the LLC shall be further limited to their capital contributions; provided, however, that under applicable law, the Members may under certain circumstances be liable to the LLC to the extent of previous distributions made to them in the event that the LLC does not have sufficient assets to discharge its liabilities.

(d) A Member shall be fully protected in relying in good faith upon the records of the LLC and upon such information, opinions, reports or statements presented to the Member by any third party professional as to matters the Member reasonably believes are within such third party’s professional or expert competence.

(e) The Members’ respective obligations to each other are limited to the express obligations described in this Agreement, which obligations the Members shall carry out with ordinary prudence and in a manner characteristic of business persons in similar circumstances. To the fullest extent permitted by the Act and other applicable law, no Member shall be a fiduciary of, or have any fiduciary duties or obligations to, the other Members in connection with the LLC or this Agreement or such Member’s performance of its obligations under this Agreement, and each Member hereby waives to the fullest extent permitted by the Act and other applicable law any rights it may have to claim any breach of any standard of care or duty (fiduciary or other) under this Agreement or in connection with the LLC.

6.04 Indemnification.

(a) Each Member and its respective partners, agents, employees and Affiliates (the “Indemnitees”) shall be and hereby are (i) indemnified and held harmless by the LLC and (ii) released by the other Members from and against any and all claims, demands, liabilities, costs, expenses, damages, losses, suits, proceedings and actions for which such Indemnitee has not otherwise been reimbursed (collectively, “Liabilities”), whether judicial, administrative, investigative or otherwise, of any nature whatsoever, known or unknown, liquidated or unliquidated, that may accrue to the LLC or any other Member or in which any of the Indemnitees may become involved, as a party or otherwise, arising out of the conduct of the business or affairs of the LLC by the respective Indemnitee or otherwise relating to this Agreement, including without limitation, in connection with the Indemnitee’s service at the request or with the authorization of the Managing Member as a board member, officer or employee of any Portfolio Company, provided that an Indemnitee shall not be entitled to indemnification or release hereunder if it shall have been determined by (i) in the case of the Managing Member or an Indemnitee claiming by or through the Managing Member, final adjudication by a court of competent jurisdiction, or (ii) in the case of any Associate Member or an Indemnitee claiming by or through the Associate Member, the Managing Member acting in good faith, that (x) such person did not act in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the LLC and, in the case of a criminal proceeding, had reasonable cause to believe that its conduct was unlawful, or (y) such Liabilities shall have arisen from a violation of this Agreement or the gross negligence, willful misconduct, fraud or willful violation of law by such Indemnitee, or actions of such Indemnitee outside the scope of and unauthorized by this Agreement.

(b) Promptly after receipt by any Member from any third party of notice of any demand, claim or circumstance that would reasonably be expected to give rise to a claim or the commencement (or threatened commencement) of any action, proceeding or investigation (an “Asserted Liability”) that could reasonably be expected to result in any loss, damage or claim with respect to which the Member might be entitled to indemnification from the LLC under Section 6.04(a), the Member shall give notice thereof (the “Claims Notice”) to the Managing Member; provided, however, that a failure to give such notice shall not prejudice the Member’s right to indemnification hereunder except to the extent that the LLC is actually prejudiced thereby. The Claims Notice shall describe the Asserted Liability in such reasonable detail as is practicable under the circumstances, and shall, to the extent practicable under the circumstances, indicate the amount (estimated, if necessary) of the loss or damage that has been or may be suffered by the Member.

(c) The LLC may elect to compromise or defend, at its own expense and by its own counsel, any Asserted Liability; provided, however, that if the named parties to any action or proceeding include (or could reasonably be expected to include) both the LLC and a Member, or more than one Member, and the LLC is advised by counsel that representation of both parties by the same counsel would be inappropriate under applicable standards of professional conduct, the Member may engage separate counsel at the expense of the LLC (subject to the Member’s obligation to reimburse the LLC if it is ultimately determined that the Member is not entitled to indemnification in accordance with this Section 6.04). If the LLC elects to compromise or defend such Asserted Liability, it shall within twenty (20) business days (or sooner, if the nature of the Asserted Liability so requires) notify the Member of its intent to do so, and the Member shall cooperate, at the expense of the LLC, in the compromise of, or defense against, such Asserted Liability. If the LLC elects not to compromise or defend such Asserted Liability, fails to notify the Member of its election as herein provided, contests its obligation to provide indemnification under this Agreement, or fails to make or ceases making a good faith and diligent defense, the Member may defend, compromise or pay such Asserted Liability in accordance with the provisions of Section 6.04(d) below. Except as set forth in the preceding sentence, neither the LLC nor the Managing Member may settle or compromise any claim against a Member over the objection of such Member; provided, however, that consent to settlement or compromise shall not be unreasonably withheld. In any event, the LLC and/or the Member may participate at their own expense, in the defense of such Asserted Liability. If the Member chooses to defend any claim, the LLC shall make available to the Member any books, records or other documents within its control that are necessary or appropriate for such defense, all at the expense of the LLC.

(d) If the LLC elects not to compromise or defend an Asserted Liability, or fails to notify the Member of its election as herein provided, contests its obligation to provide indemnification, or fails to make or ceases making a good faith and diligent defense, then the Member shall be entitled to assume the defense and all expenses (including legal fees) incurred by a Member in defending any Asserted Liability shall promptly be advanced by the LLC prior to the final disposition of such claim, demand, action, suit or proceeding following receipt by the LLC of an undertaking by or on behalf of the Member to repay such amount if it shall be determined that the Member is not entitled to be indemnified as authorized in Section 6.04(a) hereof.

(e) The termination of any proceeding by settlement shall not, of itself, create a presumption that the Indemnitee did not act in good faith and in a manner that such person reasonably believed to be in the best interests of the LLC or that the Indemnitee did not have reasonable cause to believe that its conduct was lawful.

(f) The right of indemnification hereby provided shall not be exclusive of, and shall not affect, any other rights to which a Member may be entitled. Nothing contained in this Section 6.04 shall limit any lawful rights to indemnification existing independently of this Section. The obligations of the LLC under this Section 6.04 shall be satisfied only after any applicable insurance proceeds have been exhausted and then only out of LLC assets and, to the extent required by law, distributions made by the LLC to the Members, the Members shall otherwise have no personal liability to fund any indemnification payment hereunder.

(g) The indemnification rights provided by this Section 6.04 shall also inure to the benefit of the heirs, executors, administrators, successors and assigns of a Member and any officers, directors, partners, members, shareholders, employees and Affiliates of such Member (and any former officer, director, partner, member, shareholder or employee of such Member, if the loss, damage or claim was incurred while such person was an officer, director, partner, member, shareholder or employee of such Member). The Managing Member or the LLC may extend the indemnification called for by this Section 6.04 to non-employee agents of the LLC.

(h) As and when the LLC requires funds to discharge any indemnification obligation under this Section 6.04, if funds of the LLC are not otherwise available therefor, the Managing Member shall promptly contribute to the LLC the amount required to discharge such indemnification obligation, provided, however, the Managing Member shall have no obligation to contribute capital to the LLC pursuant to this Section 6.04(h) and/or Section 3.01 in an aggregate amount in excess of $50,000,000.

6.05 Budget; Certain Fees and Expenses; Office Facilities and Services.

(a) On or before August 1 of each year, the Managing Member shall adopt a budget (herein referred to as the “Budget”), setting forth the estimated expenditures (capital, operating, and other) of (x) the LLC and (y) of CMGI (as described in Section 6.05(d) below), in each case for the 12-month period covered by the Budget (which shall be the 12 months commencing on the next succeeding August 1). Any Budget may be amended at any time by the Managing Member. The Managing Member shall have complete discretion in preparing the Budget, taking into account, among other things and without limitation, the strategic importance of the LLC’s activities to CMGI, the financial needs of CMGI and its affiliates, and market conditions (in general and for venture capital investing). Subject to its right to approve all Investments, as specified in Section 3.01, and compliance by the Associate Members with Section 6.05(c) below, the Managing Member shall make available to the LLC all amounts specified in the Budget for the purposes specified therein.

(b) If the Managing Member does not adopt a Budget with respect to any period, during such period the operating Budget adopted for the comparable portion of the preceding fiscal year shall be applicable until such time as the Managing Member adopts a Budget with respect to such period.

(c) All out-of-pocket expenses reasonably incurred by any Member in connection with the LLC’s business shall be paid by the Managing Member or reimbursed by the

Managing Member, provided that the Associate Members shall be entitled to reimbursement only in accordance with CMGI’s standard policies and only to the extent that the expenses for which reimbursement is sought are of the types and consistent with the amounts specified in the then applicable Budget. The payment or reimbursement of such expenses shall not be treated as Capital Contributions of the Managing Member to the LLC.

(d) The Associate Members, for so long as they are employees of CMGI or a CMGI Affiliate, shall be provided with offices, facilities, computer and telephone equipment, administrative support and similar services that are reasonably necessary to the business of the LLC, as described in Section 2.03 herein (consistent with the then applicable Budget), at CMGI’s principal place of business or at such other places as the Managing Member may determine. The cost of such facilities and services shall not be treated as a Capital Contribution of the Managing Member to the LLC.

(e) All amounts expended or made available by the Managing Member pursuant to this Section 6.05 shall be treated as incurred directly by the Managing Member outside of the LLC and shall not be treated as Capital Contributions to the LLC or expenditures by the LLC.

6.06 Other Activities.

(a) Subject to Sections 6.06(b) and (c) and Section 6.07 below, certain Nondisclosure and Developments Agreements (one between each Associate Member and CMGI), and any other written agreement between an Associate Member, on the one hand, and CMGI or an Affiliate of CMGI on the other hand, the Members and their respective Affiliates may engage in and possess interests in other business ventures and investment opportunities of every kind and description, independently or with others, including serving as directors, officers, stockholders, managers, members and general or limited partners of corporations, partnerships or other limited liability companies with purposes similar to or the same as those of the LLC. Each Associate Member shall be required to pay over to the LLC any cash or non-cash compensation or remuneration to which such Associate Member becomes entitled from any Portfolio Company for services rendered to such Portfolio Company (or, in the case of options or similar compensation, to hold the same as nominee for the LLC).

(b) Each Associate Member agrees that (I) during his or her employment by the Employer, and (II) for a period of 18 months following termination of his or her employment relationship with the Employer if such employment is terminated: (A) by the Associate Member voluntarily, or (B) by the Employer for Cause, such Associate Member will not, directly or indirectly:

(x) recruit, solicit or induce, or attempt to induce, any employee of CMGI or of any Portfolio Company or of any Affiliate of any of them to terminate his or her employment with, or otherwise cease any relationship with, CMGI or any Portfolio Company or any Affiliate of any of them; or

(y) solicit, divert, take away, or attempt to divert or take away, any investment opportunity with respect to any Portfolio Company or any investment opportunity with respect to any prospective investment or prospective portfolio company which the LLC contacted or solicited (or by whom the LLC was contacted or solicited) during such Member’s employment relationship with the Employer.

If any restriction set forth herein is found by any court to be unenforceable because it extends for too long a period of time, or over too great a range of activities, or over too broad a geographic area, the restriction shall be interpreted to extend only over the maximum period of time, range of activities, or geographic area which the court finds to be enforceable. Each Associate Member acknowledges and agrees that the restrictions contained in this Section 6.06(b) are necessary for the protection of the business and goodwill of the Employer, the Portfolio Companies and the Affiliates of any of them and are considered by such Associate Member to be reasonable for such purpose and that his or her interest in the LLC is being received partly in consideration for the foregoing covenant. The provisions of this Section 6.06(b) shall terminate upon the occurrence of any Vesting Event.

(c) Each Associate Member agrees that, without the prior written consent of the Managing Member, during his or her employment by the Employer, he shall not invest in any Qualified Investment Opportunity (as hereinafter defined) which is made available to him unless such Associate Member has notified the Managing Member of such opportunity and the LLC has elected not to undertake such Qualified Investment Opportunity. The Associate Member shall provide to the Managing Member, together with such notice, all information as may be reasonably necessary to enable the Managing Member to evaluate such Qualified Investment Opportunity. If, within 30 days following the notice from the Associate Member to the Managing Member of such opportunity, the Managing Member fails to notify the Associate Member that it has determined to cause the LLC to undertake such opportunity, the Managing Member and the LLC shall be deemed to have elected not to undertake such opportunity. In addition, each Associate Member agrees that, without the prior written consent of the Managing Member, he shall not invest in any Portfolio Company in which the LLC has invested or in which the LLC is contemplating making an investment. As used herein, a “Qualified Investment Opportunity” shall mean any venture capital investment in which (x) any one Associate Member intends to invest more than $100,000 or (y) two or more Associate Members intend to invest more than $200,000 in the aggregate, exclusive of any investment in a pooled investment vehicle sponsored or controlled by unaffiliated persons. Each Associate Member shall notify the Managing Member each time he invests in a Qualified Investment Opportunity, which notice shall include a brief description of the Qualified Investment Opportunity and the amount invested therein by such Associate Member.

(d) Without limiting Section 6.06(a) above, the Managing Member, CMGI and any of their respective Affiliates shall be permitted to make investments in business enterprises either directly or indirectly through vehicles other than the LLC, including without limitation, investments which are similar to those made by the LLC or suitable for the LLC, and shall have no obligation to offer to the LLC the opportunity to make any such investments, provided, however, that neither CMGI, the Managing Member nor any of their Affiliates shall be permitted to make any investment which the Associate Members have proposed, pursuant to Section 3.01(a)(i), that the LLC make, if the Managing Member has rejected any such proposal.

6.07 Commitment of Members. Each of the Associate Members hereby agrees, during his employment by the Employer, to use his best efforts in connection with the purposes and objectives of the LLC and to devote to such purposes and objectives, and to the purposes and objectives of any other venture capital investment vehicles affiliated with CMGI, his full business time and resources. Without limiting the foregoing, each Associate Member may serve on the board of directors of any portfolio company of any other venture capital investment vehicles which are affiliated with CMGI, provided however, each Associate Member hereby agrees and acknowledges that, with respect to service on the board of directors (or similar governing bodies) of any other entity or company, he is subject to CMGI’s policy with respect to service on boards of directors or similar governing bodies of any entity.

6.08 Valuation of Investments.

(a) Whenever valuation of the LLC’s net worth or any particular asset, including an Investment, of the LLC is required by this Agreement, the Managing Member shall, as of a reasonable valuation date established by it, make a good faith determination of the “fair value” of all noncash assets of the LLC (if net worth is to be evaluated) or of such particular asset. Such determination of “fair value” with respect to any noncash asset shall be based upon all relevant factors, including, without limitation, type of security, marketability, liquidity, restrictions on disposition, recent purchases of the same or similar securities by other investors, pending mergers or acquisitions, current financial position and operating results, and risks and potential of the security.

(b) The fair value of any Marketable Securities owned by the LLC shall be equal to the average of: (i) if applicable, the median of the “bid” and “asked” prices for such securities in the market on which such securities are regularly traded; or (ii) if applicable, the closing price on the market on which such securities are regularly traded; in each case, on the ten trading days immediately preceding the date of valuation of such securities.

(c) Subject to the foregoing, any determination of LLC net worth or of the value of a particular asset required by this Agreement to be made pursuant to this Section 6.08 shall be made in accordance with generally accepted accounting principles, as from time to time applicable to the LLC or similar entities; provided, however, that no value whatsoever shall be assigned to the LLC name and goodwill or to the office records, files, statistical data or any similar intangible assets of the LLC not normally reflected in the LLC’s accounting records; and provided further, that liabilities of the LLC shall be taken in the amounts at which they are carried on the books of the LLC and reasonable provision shall be made for contingent or other liabilities not reflected on such books and, in the case of valuation in connection with the liquidation of the LLC, for the expenses (to be borne by the LLC) of the liquidation and winding up of the LLC’s affairs.

(d) In the event that a valuation of one or more assets (excluding Marketable Securities, to which this Section 6.08(d) shall not apply) in accordance with this Section 6.08 is made by the Managing Member for purposes of Section 9.02, the Managing Member will review such valuation with the Associate Members. If less than a Majority in Interest of the Associate Members approve the aggregate fair market value determination of the LLC’s noncash assets for such purpose, then the LLC will engage an independent appraiser to value such assets. The appraiser will be selected by the Managing Member and a Majority in Interest of the Associate Members. If the Managing Member and a Majority in Interest of the Associate Members are not able to agree on an appraiser, then they shall each select an appraiser, and those appraisers will select a third appraiser, who will perform the valuation of the such noncash assets.

6.09 Public Announcements. The Associate Members shall have no authority to make any press release or similar public announcement concerning the affairs and activities of the LLC without the prior written approval of the Managing Member.

ARTICLE VII

BOOKS, RECORDS AND BANK ACCOUNTS

7.01 Books and Records. The Managing Member shall keep or cause to be kept just and true books of account with respect to the operations of the LLC. Such books shall be maintained at the LLC’s principal place of business, or at such other place as the Managing Member shall determine, and all Members, and their duly authorized representatives, shall at all reasonable times have access to such books as well as any information required to be made available to the Members under the Act, in each case for any purpose reasonably related to the LLC. The Managing Member shall not be required to deliver or mail copies of the LLC’s Certificate of Formation or copies of certificates of amendment thereto or cancellation thereof to the Members, although such documents shall be available for review and/or copying by the Members at the LLC’s principal place of business.

7.02 Accounting Basis and Fiscal Year. The LLC’s books shall be kept on the accrual method of accounting, or on such other method of accounting as the Managing Member may from time to time determine, and shall be closed and balanced at the end of each fiscal year of the LLC. The fiscal year of the LLC shall be the 12-month period ending on July 31 of each year.

7.03 Bank Accounts. The Managing Member shall be responsible for causing one or more accounts to be maintained in a bank (or banks), which accounts shall be used for the payment of the expenditures incurred by the Managing Member in connection with the business of the LLC, and in which shall be deposited any and all cash receipts (including cash, and, to the extent practicable, property and securities received by the LLC with respect to Investments) of the LLC. All such amounts shall be and remain the property of the LLC, and shall be received, held and disbursed by the Managing Member for the purposes specified in this Agreement. There shall not be deposited in any of said accounts any funds other than funds belonging to the LLC, and no other funds shall in any way be commingled with such funds.

7.04 Reports to Members. Within 90 days after the end of each LLC fiscal year, the Managing Member shall cause the LLC to furnish to each Member (i) such information as may be needed to enable the Members to file their federal income tax returns and any required state income tax returns, and (ii) a balance sheet of the LLC as of the last day of such fiscal year, and financial statements of the LLC for such fiscal year (which balance sheet and financial statements may, in the discretion of the Managing Member, be audited). The cost of such reporting shall be paid by the LLC as a LLC expense. Any Member may, at any time, at its own expense, cause an audit of the LLC books to be made by a certified public accountant of its own selection. All expenses incurred by such accountant shall be borne by such Member. The Associate Members shall provide such assistance to the Managing Member as may be reasonably requested in connection with the management and maintenance of the books and records of the LLC, and the preparation of any and all reports to be provided hereunder.

ARTICLE VIII

TRANSFERS OF INTERESTS OF MEMBERS

8.01 Substitution and Assignment of Member’s Interest.

(a) Subject to Section 8.01(b) below, no Associate Member may sell, transfer, assign, pledge, hypothecate or otherwise dispose of all or any part of its interest in the LLC (whether voluntarily, involuntarily or by operation of law), unless (i) the Managing Member and (ii) a Majority in Interest of the Associate Members (exclusive of the transferor) shall have previously consented to such transfer, assignment, pledge, hypothecation or disposition in writing, the granting or denying of which consent shall be in such Members’ absolute discretion. Subject to Section 8.01(b) below, the provisions of this Section 8.01(a) shall not be applicable to any assignment of the interest of an Associate Member to a Permitted Transferee (provided that no such Permitted Transferee may be admitted to the LLC as a substitute Member except as provided in Section 8.01(c) below) and any interest so assigned to a Permitted Transferee shall continue to be subject to the forfeiture provisions of Section 3.03 as if it had not been assigned. Subject to Section 8.01(b) below, the Managing Member may sell, transfer, assign, pledge, hypothecate or otherwise dispose of all or any part of its interest in the LLC without the consent or approval of any other Member, provided that the transferee of any such interest may not be admitted to the LLC as a substitute Member except as provided in Section 8.01(c) below.

(b) No assignment of the interest of a Member shall be made if, in the opinion of counsel to the LLC, such assignment (i) may not be effected without registration under the Securities Act of 1933, as amended, (ii) would result in the violation of any applicable state securities laws, (iii) would result in a termination of the LLC under Section 708 of the Code, unless such a transfer is consented to by the Managing Member, (iv) would result in the treatment of the LLC as an association taxable as a corporation or as a “publicly-traded limited partnership” for tax purposes, unless such a transfer is consented to by all Members or (v) would require the LLC to register as an investment company under the Investment Company Act of 1940, as amended, or as an investment advisor under the Investment Advisors Act of 1940, as amended. The LLC shall not be required to recognize any assignment until the instrument conveying such interest has been delivered to the LLC for recordation on the books of the LLC. Unless an assignee becomes a substituted Member in accordance with the provisions of Section 8.01(c), it shall not be entitled to any of the rights granted to a Member hereunder, other than the right to receive all or part of the share of the Net Profits, Net Losses, distributions of cash or property or returns of capital to which his assignor would otherwise be entitled.

(c) An assignee of the interest of a Member, or any portion thereof, shall become a substituted Member entitled to all the rights of a Member if, and only if:

(i) the assignor gives the assignee such right;

(ii) in the case of an assignee of an Associate Member, the Managing Member consents to such substitution, the granting or denying of which consent shall be in the Managing Member’s absolute discretion;

(iii) in the case of an assignee of the Managing Member, the Managing Member consents to such substitution;

(iv) the assignee or the assignor pays to the LLC all costs and expenses incurred in connection with such substitution, including specifically, without limitation, costs incurred in the review and processing of the assignment and in amending this Agreement; and

(v) the assignee executes and delivers such instruments, in form and substance satisfactory to the LLC, as may be necessary or desirable to effect such substitution and to confirm the agreement of the assignee to be bound by all of the terms and provisions of this Agreement.

(d) The LLC and the Members shall be entitled to treat the record owner of any interest in the LLC as the absolute owner thereof in all respects, and shall incur no liability for distributions of cash or other property made in good faith to such owner until such time as a written assignment of such interest has been received and accepted by the Managing Member and recorded on the books of the LLC. The Managing Member may refuse to accept an assignment until the end of the next successive quarterly accounting period. In no event shall any interest in the LLC, or any portion thereof, be sold, transferred or assigned to a minor or incompetent, and any such attempted sale, transfer or assignment shall be void and ineffectual and shall not bind the LLC.

(e) If a Member who is an individual dies or a court of competent jurisdiction adjudges him to be incompetent to manage his person or his property, the Member’s executor, administrator, guardian, conservator or other legal representative may exercise all of the Member’s rights hereunder, but solely for the purpose of settling his estate or administering his property, and in no event shall such executor, administrator, guardian, conservator or legal representative participate in any way in the conduct of the business of the LLC, or in the making of any decision or the taking of any action provided for hereunder for any other purpose. If a Member is a corporation, trust or other entity, and is dissolved or terminated, the powers of that Member may be exercised by its legal representative or successor.

8.02 Additional Members.

(a) Except as provided in Section 8.01, additional Members may be admitted to the LLC only in accordance with this Section 8.02.

(b) The Managing Member shall not cause any person to be admitted as an additional Associate Member without the consent of a Majority in Interest of the Associate Members, and, if any such admission dilutes, modifies or adversely alters the economic interest of any Associate Member or Former Associate Member, the consent of such Associate Member or Former Associate Member shall be required in connection with such admission.

(c) In connection with any admission of an additional Member in accordance with this Section 8.02, this Agreement (including Schedule A) shall be amended by the Managing Member to reflect the additional Member, its capital contribution, if any, its Percentage Interest, its Vesting Commencement Date (if applicable), the portion of its interest, if any, which is vested, and any other rights and obligations of the additional Member.

(d) Each Member, and each person who is hereinafter admitted to the LLC as a Member in accordance with this Section 8.02, hereby consents to the admission to the LLC of any such third party on such terms as may be approved by the Members in accordance with this Section 8.02, and to any amendment to this Agreement which may be necessary or appropriate to reflect the admission of any such third party and the terms of its interest in the LLC.

(e) Any amendment to this Agreement which shall be made in order to effectuate the provisions of this Section 8.02 shall be executed by the additional Member and the Managing Member, and any such amendment shall be binding upon all of the Members.

ARTICLE IX

DISSOLUTION AND TERMINATION

9.01 Events of Dissolution.

(a) The LLC shall be dissolved:

(i) at any time, on a date designated in writing by the Managing Member;

(ii) upon the sale or other disposition of all of the LLC’s assets; or

(iii) upon the entry of a decree of judicial dissolution under Section 18-802 of the Act.

(b) Dissolution of the LLC shall be effective on the day on which the event occurs giving rise to the dissolution, but the LLC shall not terminate until the LLC’s Certificate of Formation shall have been cancelled and the assets of the LLC shall have been distributed as provided herein. Notwithstanding the dissolution of the LLC, prior to the termination of the LLC, as aforesaid, the business of the LLC and the affairs of the Members, as such, shall continue to be governed by this Agreement. A liquidator appointed by the Managing Member (who may be a Member), shall liquidate the assets of the LLC, and distribute the proceeds thereof as contemplated by this Agreement and cause the cancellation of the LLC’s Certificate of Formation.

9.02 Distributions Upon Liquidation.

(a) After payment of liabilities owing to creditors, the liquidator shall set up such reserves as it deems reasonably necessary for any contingent or unforeseen liabilities or obligations of the LLC. Said reserves may be paid over by such liquidator to a bank, to be held in escrow for the purpose of paying any such contingent or unforeseen liabilities or obligations and, at the expiration of such period as such liquidator may deem advisable, such reserves shall be distributed to the Members or their assigns in the manner set forth in paragraph (b) below.

(b) After paying such liabilities and providing for such reserves, the liquidator shall cause the remaining net assets of the LLC to be distributed to all Members in accordance with Section 3.01(b) and Section 4.01 hereof. In the event that any part of such net assets consists of notes or accounts receivable or other non-cash assets, the liquidator may take whatever steps it deems appropriate to convert such assets into cash or into any other form which would facilitate the distribution thereof. If any assets of the LLC are to be distributed in kind, such assets shall be distributed on the basis of their fair market value, determined in accordance with Section 6.08 herein.

ARTICLE X

MISCELLANEOUS

10.01 Notices. Except as otherwise specifically provided in this Agreement, any and all notices, requests, elections, consents or demands permitted or required to be made under this Agreement shall be in writing, signed by the Member giving such notice, request, election, consent or demand, and shall be delivered personally, or sent by registered or certified mail, or by overnight mail, Federal Express or other similar commercial overnight courier, to the other Member or Members at their addresses set forth in Schedule A, and, in the case of a notice to the LLC, at the address of its principal office as set forth in Article I hereof, or at such other address as may be supplied by written notice given in conformity with the terms of this Section 10.01. The date of personal delivery, three days after the date of mailing, the business day after delivery to an overnight courier, as the case may be, or the date of actual delivery if sent by any other method, shall be the date of such notice.

10.02 Successors and Assigns. Subject to the restrictions on transfer set forth herein, this Agreement, and each and every provision hereof, shall be binding upon and shall inure to the benefit of the Members, their respective successors, successors-in-title, heirs and assigns, and each and every successor-in-interest to any Member, whether such successor acquires such interest by way of gift, purchase, foreclosure, or by any other method, shall hold such interest subject to all of the terms and provisions of this Agreement.

10.03 Amendments. Except as otherwise specifically provided in this Agreement (including without limitation, Section 3.03 and Article VIII), this Agreement may be amended or modified only by (i) the Managing Member and (ii) a Majority in Interest of the Associate Members; provided that (x) no such amendment shall increase the liability of, increase the obligations of or disproportionately adversely affect the interest of, any Associate Member without the specific approval of such Member (other than upon the occurrence of an Event of Forfeiture), and no amendment shall reduce the Percentage Interest or Vested Percentage of any Former Associate Member without the specific approval of such Former Associate Member (except for such a reduction upon the occurrence of a Clause Z Event); (y) if any provision of this Agreement provides for the approval or consent of a greater number of Members or of Members holding a higher percentage of the total Percentage Interests of the Members, any amendment effectuated pursuant to such provision, and any amendment to such provision, shall require the approval or consent of such greater number of Members or of Members holding such higher percentage of Percentage Interests; and (z) subject to clauses (x) and (y) above, any amendment to this Section 10.03 shall require the approval of (i) the Managing Member and (ii) Associate Members holding not less than two-thirds of all Percentage Interests held by all Associate Members.

10.04 Partition. The Members hereby agree that no Member nor any successor-in-interest to any Member, shall have the right while this Agreement remains in effect to have the property of the LLC partitioned, or to file a complaint or institute any proceeding at law or in equity to have the property of the LLC partitioned, and each Member, on behalf of himself, his successors, representatives, heirs and assigns, hereby waives any such right. It is the intention of the Members that during the term of this Agreement, the rights of the Members and their successors-in-interest, as among themselves, shall be governed by the terms of this Agreement, and that the right of any Member or successor-in-interest to assign, transfer, sell or otherwise dispose of his interest in the LLC shall be subject to the limitations and restrictions of this Agreement.

10.05 No Waiver. The failure of any Member to insist upon strict performance of a covenant hereunder or of any obligation hereunder, irrespective of the length of time for which such failure continues, shall not be a waiver of such Member’s right to demand strict compliance in the future. No consent or waiver, express or implied, to or of any breach or default in the performance of any obligation hereunder, shall constitute a consent or waiver to or of any other breach or default in the performance of the same or any other obligation hereunder.

10.06 Entire Agreement. This Agreement (together, in the cases of Peter H. Mills and Marc D. Poirier, with the Amended and Restated Retention Agreement and General Release, among CMGI, CMG @Ventures, Inc. and CMG @Ventures Capital Corp. and each such individual, dated May 14, 2004) constitutes the full and complete agreement of the parties hereto with respect to the subject matter hereof.

10.07 Captions. Titles or captions of Articles or sections contained in this Agreement are inserted only as a matter of convenience and for reference, and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof.

10.08 Counterparts. This Agreement may be executed in a number of counterparts, all of which together shall for all purposes constitute one Agreement, binding on all the Members notwithstanding that all Members have not signed the same counterpart.

10.09 Applicable Law. This Agreement and the rights and obligations of the parties hereunder shall be governed by and interpreted, construed and enforced in accordance with the laws of the State of Delaware, without regard to principles of conflicts of laws.

10.10 Gender, Etc. In the case of all terms used in this Agreement, the singular shall include the plural and the masculine gender shall include the feminine and neuter, and vice versa, as the context requires.

10.11 Creditors. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditor of any Member or of the LLC other than a Member who is such a creditor of the LLC. Notwithstanding the foregoing, any Indemnitee not a party hereto shall be entitled to rely on the provisions of Section 6.04 as if a party to this Agreement.

10.12 Power of Attorney. By signing this Agreement, each Associate Member hereby designates and appoints the Managing Member his true and lawful attorney, in his name, place, and stead to make, execute, sign, and file the Certificate and any amendment thereto and such other instruments, documents, or certificates that may from time to time be required of the LLC by the laws of the United States of America, the laws of the state of the LLC’s formation, or any other state in which the LLC shall do business in order to qualify or otherwise enable the LLC to do business in such jurisdictions. Such attorney is hereby granted any authority on behalf of the Associate Members to execute (i) any amendment to this Agreement on behalf of the Associate Members if such amendment has been adopted pursuant to Section 10.03 or otherwise effectuated in accordance with this Agreement, (ii) any amendment to this Agreement reflecting a transfer of an interest or admission of a new Member in accordance with this Agreement and (iii) any amendment to this Agreement or instruments to effectuate the modification of the interests of the Members pursuant to Section 3.03. This power of attorney granted by each Associate Member shall expire as to such Associate Member immediately after the amendment of the LLC’s records to reflect the complete withdrawal of such Associate Member as a Member of the LLC. It is expressly intended by each Associate Member that the power of attorney granted hereby is coupled with an interest, shall be irrevocable, and shall survive and not be affected by the subsequent disability or incapacity of such Associate Member.

[Signature pages follow.]

IN WITNESS WHEREOF, the Members have signed and sworn to this Agreement under penalties of perjury as of the date first above written.

MANAGING MEMBER:

CMG @VENTURES CAPITAL CORP.

By:	/s/ Peter L. Gray
Name:	Peter L. Gray
Title:	Secretary

ASSOCIATE MEMBERS:

/s/ Peter H. Mills
Peter H. Mills

/s/ Marc D. Poirier
Marc D. Poirier

/s/ Matthew R. Horton
Matthew R. Horton

CMGI, Inc. (for the limited purpose of CMGI’s obligations under Section 6.05(d))

By:	/s/ Peter L. Gray
Name:	Peter L. Gray
Title:	Executive Vice President and General Counsel

@VENTURES V, LLC

SCHEDULE A

NAMES AND ADDRESSES OF THE MEMBERS, PERCENTAGE INTERESTS

AND VESTING COMMENCEMENT DATES

Managing Members	Percentage Interest		Vesting Commencement Date
CMG @Ventures Capital Corp. 1100 Winter Street, Suite 4600 Waltham, MA 02451	92.834	%*	NA

Associate Members	Percentage Interest		Vesting Commencement Date
Peter H. Mills 2 Sierra Lane Portola Valley, CA 94028	3.333	%*	01/01/04

Marc D. Poirier 160 Christian Way North Andover, MA 01845	3.333	%*	01/01/04

Matthew R. Horton 265 Olive Ave. Palo Alto, CA 94306	0.500	%*	12/1/05

*	Provided, however, that the Percentage Interests of the Members with respect to the LLC’s investment in Open Channel Solutions, Inc. (“OCS”) shall be: CMGI 95.223%, Peter H. Mills 2.222%, Marc D. Poirier 2.222%, and Matthew R. Horton 0.333% for all purposes, including computing the Appropriate Amount and determining the distributions under Article IV.